RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the "Agreement"), is being entered into by and between Jay W. Swent III (the "Employee"), and Ensco plc ("Ensco" or the "Company"), on the following terms:

WHEREAS, the parties mutually desire to arrange for Employee's retirement from the Company and its subsidiaries at a future date under certain terms set forth herein;

WHEREAS, the parties desire to set forth the duties and responsibilities of Employee's continued employment with the Company prior to the date of Employee's retirement;

WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee's employment with, and retirement, from the Company;

WHEREAS, Employee is being given at least twenty-one (21) days to consider the terms of this Agreement;

WHEREAS, Employee may revoke this Agreement within seven (7) days of his execution;

WHEREAS, Employee has been advised in writing to consult with independent counsel with respect to the terms, meaning and effect of this Agreement before executing this Agreement, and Employee has had an opportunity to do so;

WHEREAS, the Company and Employee desire to resolve any and all matters related to Employee's employment or service with/to the Company, including, without limitation, all outstanding issues and/or disputes between them; and

WHEREAS, Employee understands that the Company regards the above recitals as material and that the Company is relying upon these recitals by Employee in entering into this Agreement.

NOW, THEREFORE, Employee and the Company, for and in consideration of the foregoing recitals and the terms and conditions set forth in this Agreement, agree as follows:

I. DEFINITIONS

1.1    "Board" means the board of directors of the Company, as duly elected from time to time.

1.2
"Cause" means (i) gross misconduct or gross neglect by Employee in the discharge of his duties as an Employee, (ii) the breach by Employee of any policy or written agreement with the Company or any of its Subsidiaries, including, without limitation, the Company's Code of Business Conduct and any employment or non-disclosure agreement, (iii) proven dishonesty in the performance of Employee's duties, (iv) Employee's conviction or a plea of guilty or nolo contendere to a felony or crime of moral turpitude, or (v) Employee's alcohol or drug abuse; provided, however, Employee shall not be deemed to have been dismissed for Cause unless and until the following requirements have been satisfied: (x) if Employee is alleged to have committed a breach described in clause (ii) of this definition of Cause that in the judgment of the Board or the Committee is capable of being cured, then the Company shall give Employee written notice specifying the nature of the breach and a period of ten (10) days after delivery to Employee of such written notice to cure such breach and (y) after the expiration of the cure period described in clause (x) above, if applicable, there has been delivered to Employee a copy of a resolution duly adopted by the Board or the Committee at a meeting duly called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board or the Committee), finding that in the good-faith, reasonable opinion of the Board or Committee, Employee was guilty of the conduct set forth in this sentence and specifying the particulars in detail and, if applicable, that any breach described in clause (ii) of this definition of Cause that is capable of being cured has not been cured by Employee.

1.3
"Committee" means the Compensation Committee of the Board, the Executive Compensation Subcommittee of the Compensation Committee of the Board or such other Committee or subcommittee as may be appointed by the Board from time to time, which shall be comprised solely of two or more persons who are disinterested directors within the meaning of the 2012 LTIP.

1.4
"Company" means and includes Ensco plc, and all of its predecessors, successors, parents, subsidiaries, divisions, affiliated companies, owners, members, partners, partnerships, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans and plan fiduciaries, whether in their individual or official capacities.

1.5
"Competing Business" means any business activities that (i) involve providing offshore drilling services to the international oil and gas industry, (ii) compete with the products or services being provided by the Company and/or under active development by the Company during Employee’s employment that involve or relate to offshore drilling, or (iii) are so similar in nature that they would displace business opportunities or customers of the Company.

1.6
"Confidential Information" includes, without limitation, all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which has been or is being developed by Employee alone, with others or by others; marketing information; the identity of customers and customer contacts; the identity of prospective customers and prospective customer contacts; any terms, conditions, guidelines or other information pertaining to the Company’s contracts, whether such contracts are expired, current or prospective; bidding information, processes and strategies; pricing methods and cost information; procedures, systems, forms and techniques used in monitoring the business; financial information; information regarding the Company’s claims and contingencies, including the Company’s position and strategy with respect to any disputes; the Company’s investments, programs, plans, manners and methods of operation, negotiating positions and strategies, and other information regarding potential strategic alliances; organizational charts; identities, credentials, contact information or whereabouts of employees and contractors; tax structures; governance structures; information regarding the Company’s joint ventures and other business partners, including, without limitation, its intermediaries and agents; and other information or documents that the Company requires to be maintained in confidence; provided, however, that it does not include information that is in the public domain or becomes part of the public domain through no fault of Employee.

1.7    "Effective Date" means the date on which this Agreement is executed by the parties hereto.

1.8
"Permanent and Total Disability" means that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  An individual shall not be considered to suffer from Permanent and Total Disability unless such individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Board or the Committee may reasonably require.

1.9	"2005 ECIP” means the Company’s 2005 Cash Incentive Plan, as amended from time to time.

1.10	"2005 LTIP" means the Company’s 2005 Long-Term Incentive Plan, as amended from time to time.

1.11	“2012 LTIP” means the Company’s 2012 Long-Term Incentive Plan, as amended from time to time.

II. CONTINUED EMPLOYMENT

2.1
Employee shall have until twenty-one (21) calendar days after the date this Agreement was furnished to him to consider whether to sign this Agreement. In consideration for Employee's execution of and compliance with this Agreement, including but not limited to the provisions of Article V, the Company shall provide the consideration set forth in this Article II. The Company's obligation to make any further payments, provide benefits, or continue to employ Employee under this Agreement shall cease in the event that Employee revokes his execution of this Agreement or fails to comply with the terms of this Agreement.

2.2
From the Effective Date until 31 December 2015 (the "Employment Period"), Employee shall continue to serve as Executive Vice President and Chief Financial Officer of the Company, subject to the terms of this Agreement. If the Company and Employee mutually agree that Employee’s employment shall terminate prior to 31 December 2015, Employee shall cease to serve as Executive Vice President and Chief Financial Officer of the Company on the effective date of that termination but the last day of the Employment Period shall still be considered to be 31 December 2015. If the Company and Employee mutually agree in writing on or prior to 1 December 2015, the parties may extend the Employment Period by such amount of time as is agreed, provided that for as long as Employee shall remain employed after 31 December 2015 Employee shall continue to be paid his base salary on a daily rate computed based on the monthly rate set forth in Section 2.6, and shall continue to be entitled to (i) all payments and benefits described in Section 2.7, (ii) his bonus as provided in Section 3.2(i), and (iii) provided his continued employment is not terminated for “Cause,” receive a pro-rated bonus as provided in Section 3.2(ii).

2.3
During the Employment Period, Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him by the Company. Employee shall office in Houston, Texas.

2.4
During and after the Employment Period, Employee agrees not to make any disparaging comments about the Company, or any current or former officer, director, or employee of the Company, or any affiliate, or to take any action (or assist any person in taking any other action), in each case, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company; provided, however, that nothing in this Agreement shall apply to restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. During and after the Employment Period, the Company and its managing agents authorized to speak on its behalf agree to refrain from making any disparaging comments about Employee; provided, however, that nothing in this Agreement shall apply to restrict in any way the communication of information by the Company to any state or federal law enforcement agency or require notice to Employee thereof, and the Company will not be in breach of the covenant contained above solely by reason of the testimony of the Company's managing agents which is compelled by process of law.

2.5
During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of his duties hereunder in accordance with the policies of the Company. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement that would result in taxable compensation income to Employee during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Employee's taxable year following the taxable year in which the expense was incurred.

2.6	During the Employment Period, the Company shall pay Employee base salary of $47,916.67 per month.

2.7
During the Employment Period, Employee shall continue to be eligible for, and to receive, all compensation and benefits available to executive officers, including, but not limited to, all contributions under the 2005 Supplemental Executive Retirement Plan (the “SERP”), the Ensco Savings Plan (including, but not limited to, the profit sharing provisions thereof), and medical, life and disability insurance and other benefits and insurance coverage, on the same basis as other executive officers. For the avoidance of doubt, the Company confirms that Employee has fully nonforfeitable interests in his accrued benefits earned under the SERP and the Ensco Savings Plan, including in all cases any deferrals or Company contributions thereunder made through the end of the Employment Period.

2.8
Effective on the last day of the Employment Period, Employee shall be terminated as an employee of the Company, and, upon compliance with the provisions of this Agreement, Employee shall be entitled to the payments and benefits provided in this Agreement.

2.9
Because Employee is a United States citizen who has been performing services in the United Kingdom, Employee may be subject to personal income taxation in both the United States and the United Kingdom. In order to protect Employee from double taxation, Employee shall be entitled to a tax equalization payment compensating Employee for any excess of foreign taxes over the amount of U.S. federal and state taxes Employee would have paid if he had remained an employee in the United States such that the after tax amount actually retained by Employee is equal to the after tax amount Employee would have retained if he had been an employee in the United States (“Tax Equalization Payment”). The Company shall pay for the cost associated with the preparation of Employee’s tax returns and the resolution of any tax issues that may result from payment received as a result of Employee’s employment with the Company in the United Kingdom in the same manner and to the same extent that the Company provides this benefit to other executives of the Company. It is Employee’s responsibility to file returns and provide any required documentation on a timely basis to comply with U.S. expatriate tax laws as well as the tax laws of the United Kingdom. The Company shall neither be responsible nor reimburse Employee for any penalties or interest assessed to or incurred by Employee resulting from or attributable to Employee’s failure to timely file any return or timely provide any required information or documentation. Notwithstanding anything herein to the contrary, the Tax Equalization Payment provided in this Section 2.9 will only apply with respect to payments and other compensation Employee has received and will receive from the Company and will apply as to (i) any tax periods in which Employee has received or will receive any such payments or other compensation from the Company and (ii) any tax periods in which Employee is subject to taxation in the United Kingdom in respect of his employment with the Company. For the avoidance of doubt, Employee will be entitled to the Tax Equalization Payment under this Section 2.9 without regard to the reason his employment terminates. Notwithstanding anything in this Section 2.9 or otherwise in this Agreement, all payments under this Section 2.9 shall be paid no later than the end of the second taxable year of Employee beginning after the taxable year of Employee in which Employee's U.S. Federal income tax return is required to be flied (including any extensions) for the year to which the compensation subject to the Tax Equalization Payment relates, or, if later, the second taxable year of Employee beginning after the latest such taxable year in which Employee's foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the Tax Equalization Payment relates. This Section 2.9 is intended to comply with the requirements of Treas. Reg. section 1.409A-1(b)(8)(iii) to cause all payments made under this Section 2.9 to not be treated as a deferral of compensation for purposes of I.R.C. §409A, and the terms of this Section 2.9 shall be implemented in a manner to result in such treatment.

2.10
If, prior to the last day of the Employment Period, Employee’s employment with the Company is terminated due to death or Permanent and Total Disability, then the Company shall be obligated to pay and provide all of the payments on benefits specified in this Article II and in Article III hereof to Employee (or to Employee’s spouse and eligible dependents in the event of his death) pursuant to the terms of this Agreement.

2.11
Notwithstanding any provision in this Agreement to the contrary, if, prior to 31 December 2015, Employee voluntarily resigns his employment with the Company or the Company terminates Employee for Cause, then the Company shall not be obligated to pay or provide further any of the payments and benefits specified in this Article II or any of the payments or benefits specified in Article III hereof.

III. RETIREMENT PACKAGE

3.1
Not later than fifteen (15) business days after the last day of the Employment Period, the Company will pay Employee all regular pay due through his last day of employment, less withholdings required by state and/or federal law. Employee agrees that this payment includes all accrued employment benefits payable to Employee, including without limitation all salary, wages, compensation, accrued and unpaid vacation leave, and any other paid time off earned and owed through his last day of employment.

3.2
Provided that Employee executes and does not revoke a release, in the form attached as Exhibit A, effective on the last day of the Employment Period, the Company represents to Employee that the Committee will take all actions pursuant to the provisions of the 2005 ECIP necessary to consider Employee to have retired on or after his “normal retirement age” under the 2005 ECIP and (i) to determine Employee's 2015 target annual performance bonus under the 2005 ECIP without any proration in accordance with Section 7(c) thereof, which amount will be payable at the time specified in the 2005 ECIP, and (ii) if the last day of the Employment Period is after 31 December 2015, Employee will be entitled to payment within thirty (30) days of that date of one hundred percent (100%) of his 2016 target annual performance bonus subject to proration under the 2005 ECIP of $460,000 (which is consistent with the amount of his 2015 target annual performance bonus). Employee agrees that he shall not be eligible to receive a severance benefit under any Company severance plan, policy, or program.

3.3
In exchange for the mutual promises contained herein, effective on the last day of the Employment Period, the Company represents to Employee that the Committee will take all actions pursuant to the provisions of the 2012 LTIP necessary to (i) provide for acceleration (full vesting) as of the last day of the Employment Period of all unvested restricted share awards and restricted share unit awards heretofore granted to Employee, and (ii) consider Employee to have retired on or after his “normal retirement age” under the 2012 LTIP and determine the performance unit awards granted after 2012 to Employee under the 2012 LTIP in accordance with Section 15(b) thereof; provided, however, that any restricted share units that vest upon the last day of the Employment Period pursuant to clause (i) shall not be paid or settled until the original vesting date specified in the award agreement under which they were granted and payment under the performance unit awards referred to in clause (ii), and the accrued aggregate dividend equivalents attributable to each such amount, shall be made at the time specified in the applicable performance unit award agreements. Employee shall not be eligible for the grant of any additional award or awards under the 2012 LTIP.

3.4
Employee may exercise, trade or otherwise divest vested NSOs in accordance with the 2005 LTIP and the specific NSO award agreements, provided that each NSO shall remain exercisable by Employee for a period ending on the earlier of (i) the second anniversary of the last day of the Employment Period, or (ii) the last day of the term of the NSO.

3.5
The parties acknowledge that the Retirement Package described in this Article III constitutes a reasonable settlement or compromise to any amount which Employee may claim or be entitled to as part of Employee's employment and/or as a result of the termination of Employee's employment with the Company, and the parties acknowledge that the consideration set forth in this Agreement constitutes additional consideration above and beyond which Employee is or otherwise would be entitled.

IV. GENERAL TERMS

4.1
On the last day of the Employment Period or Employee’s termination for Cause, Employee will cease to be employed by the Company, and will end all legal relationships with the Company, however denominated.

4.2
Employee and the Company agree to report, for income tax purposes, the payment and receipt of the Retirement Package. Each party shall bear their respective tax liabilities, if any, arising from this Agreement.

4.3
It is expressly understood and agreed that any liability claimed by Employee is disputed and denied, and that this Agreement is not to be construed as an admission of liability by the Company, as any and all liability, except as stated in this Agreement, is expressly denied.

4.4
Employee acknowledges and understands that he is waiving any and all rights or claims Employee may have arising out of Employee's employment relationship or service with/to the Company and/or termination thereof which arises on or before the date Employee executes this Agreement.

4.5
Any incentive-based compensation paid or payable to Employee under this Agreement, or under any other agreement or compensation plan or arrangement of the Company that is referred to in this Agreement, shall be subject to any recovery, clawback, or recoupment policy applicable to current or former executive officers of the Company that is adopted by the Company in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other law, any governmental regulation, or any stock-exchange listing requirement to which the Company is subject.

4.6
The Deed of Indemnity signed by Employee on 22 December 2009 shall continue in effect in all respects during the Employment Period and for such periods of time following the end of the Employment Period as are established in section 15 of such Deed of Indemnity. Further, Employee will be entitled to the benefit of any insurance policies the Company maintains for the benefit of its officers and directors against all liabilities, claims, costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made, or threatened to be made, a party, witness or other participant by reason of being an officer or employee of the Company. Additionally, if the Company fails to administer any provision of this Agreement consistent with its terms and intent, the Company shall indemnify Employee fully for any costs or other liability to Employee, other than legal fees, resulting from such error.

V. COVENANTS OF EMPLOYEE

5.1
Subject to the provisions of Section 5.5 below, Employee for Employee, Employee's heirs, executors, spouse, guardians, administrators, and successors and assigns, and anyone who has or had rights by or through Employee, hereby fully and forever releases, acquits and discharges the Company of and from any and all actual or potential claims, demands, complaints, judgments, charges or grievances, damages, expenses, attorney's fees, actions and causes of action which Employee can, shall or may have arising out of or in any way relating, directly or indirectly, to any act, omission, or conduct whatsoever, by or attributable to the Company or any of its subsidiaries, divisions, or affiliated companies, or any of their respective owners, members, partners, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans or plan fiduciaries, whether in their individual or official capacities, which may have occurred or has been committed in the past or present up to and including the date Employee executes this Agreement, whether such actual or potential claims demands, actions, causes of action, charges, or grievances are known or unknown, whether pending or threatened, whether matured or inchoate, whether accrued or unaccrued, whether now existing or hereafter arising, related in any way to the relationship of Employee with the Company or the termination of such relationship, and as to any matter which could have been asserted in any suit, arbitration, tribunal, quorum, proceeding, committee, agency, department, or body, whether it be state, federal, or local, and whether the nature of it be adjudicatory, legislative, executive, or otherwise.

5.2
Employee covenants that this Agreement includes, but is not limited to, a release of any claim for monetary damages or relief arising out of or related to the following: (i) any claim for any wages, salary, compensation, vacation pay, paid leave or other remuneration of any kind; (ii) any claim for additional or different compensation or benefits of any sort; (iii) any claim of retaliation or discrimination on the basis of race, sex, religion, marital status, sexual preference, age, national origin, handicap or disability, veteran status, or special disabled veteran status; (iv) any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Texas Commission on Human Rights and/or the Equal Employment Opportunity Commission, and any amendments to such statutes; (v) any and all state wage payment and unemployment laws; (vi) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (vii) any claim for personal injury or property damage; (viii) any claim for defamation, invasion of privacy, negligence, breach of fiduciary duty, fraud or misrepresentation; (ix) any claim arising under any anti-retaliation or whistleblower provisions of any state or federal law; (x) any claim based on any other federal and/or state laws and/or regulations related to and/or addressing employment and separation from employment; and (xi) any claim based on any other statutory prohibition or any other tort.

5.3
Employee represents that Employee has read and understands this Agreement and the release of claims agreed to herein and that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefits Protection Act, as amended, are among the rights and claims against the Company that Employee is releasing.

5.4
Employee is not releasing any rights or claims arising after the date that Employee executes this Agreement; provided, however, that Employee acknowledges and agrees that the release contained herein includes any claims related to his separation from employment with the Company.

5.5
Notwithstanding anything to the contrary provided in this Article V, Employee is not releasing any right to: (i) any vested benefit under any employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended, (ii) any rights to COBRA continuation coverage, or (iii) any rights provided in this Agreement. Further, nothing in this Agreement shall affect the Equal Employment Opportunity Commission's ("EEOC") rights and responsibilities to enforce any law under its jurisdiction, nor shall anything in this Agreement be construed as a basis for interfering with Employee's right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other fair employment practices agency; provided, however, if the EEOC or any other agency or person commences an investigation or pursues any type of claim on Employee's behalf, Employee specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or claim, nor will Employee seek or accept reinstatement to his former position with the Company.

5.6
Employee stipulates and agrees that: (i) Employee has no work‑related physical or mental injury incurred or sustained during Employee's employment with the Company, or any other "injury" as defined in the Texas Labor Code; (ii) Employee is not a "prevailing party" under 42 U.S.C. 2000e‑5(k), 42 U.S.C. 1988, the Texas Labor Code, or any other federal, state or local law; and (iii) Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against the Company with any court or agency, nor has Employee assigned to any third party or member of Employee's family any right of Employee to pursue any complaint, charge, lawsuit or claim against the Company.

5.7
During the Employment Period, the Company promises to provide Employee, and Employee acknowledges and agrees that during his employment, he acquired Confidential Information and will continue to acquire Confidential Information during the Employment Period. Therefore, Employee agrees that in order to protect the Company's Confidential Information and the Company's legitimate business interests, it is necessary to enter into the restrictive covenants set forth in this Section 5.7 (collectively, the "Restrictive Covenants"). Employee may not circumvent the purpose of any restriction by participating in a Competing Business through remote means like telephone, facsimile, correspondence, or electronic communication.

a.
Employee agrees that (i) he will not at any time after the end of the Employment Period, directly or indirectly, divulge, disclose or communicate any Confidential Information to any person, firm, corporation or entity in any manner whatsoever, except for such disclosures by Employee that are required by law or any valid order or other process issued by any court or administrative agency or self-regulating organization; and (ii) he shall not fail to return to the Company all records, notes, files, drawings, documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information that are in Employee’s possession or otherwise in his control, whether or not requested to do so by the Company.

b.
Employee agrees that for a period of one (1) year following the end of the Employment Period or for a period of one (1) year following termination with Cause, whichever is applicable, Employee will not, either directly or indirectly, hire, call on, solicit, divert, or take away, or attempt to call on, solicit, divert, or take away any of the employees, officers, subcontractors, suppliers or customers of the Company, or the patronage of any employees, subcontractors, suppliers or customers of the Company, or encourage any employees, officers, subcontractors, suppliers or customers of the Company to terminate their relationship with the Company or otherwise interfere with or disturb the relationship existing between the Company and its employees or customers. Employee recognizes that such solicitation would constitute tortious interference with contract and tortious interference with a business relationship as well as a breach of this Agreement.

c.
Employee agrees for a period of one (1) year following the end of the Employment Period or for a period of one (1) year following a termination with Cause, whichever is applicable, Employee will not participate in a Competing Business. For purposes of this Paragraph, "participate in" includes entering into, engaging in, participating in, or assisting a Competing Business, directly or indirectly, whether as an employee, agent, consultant, partner, owner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), lender, manager, officer, director, or in any other business capacity or relationship. Employee agrees that competition in violation of these terms is intrinsically unfair to the Company because it would involve inevitable disclosure and misappropriation of Confidential Information. In the event that Employee desires to pursue a business or employment opportunity which potentially violates this Section 5.7, he shall seek a written waiver from the Company by providing written notice to the Chief Executive Officer of the Company. The Company may, in its sole discretion, refuse to waive its rights hereunder.

d.
The Restrictive Covenants shall survive any expiration or termination of this Agreement and the termination of Employee's employment with the Company. If Employee violates any of the Restrictive Covenants, the restrictive period shall be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the Company's satisfaction.

e.
Employee acknowledges that the Restrictive Covenants, in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests and that any violation of the Restrictive Covenants would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Employee of any Restrictive Covenant, the Company shall be entitled (without the necessity of posting bond in excess of $1,000 against such breach or threatened breach) to a temporary restraining order, temporary injunction, and permanent injunction restraining Employee from the commission of any breach, merely by proving (by a preponderance of the evidence) the existence of such breach, or threatened breach and without the necessity of proving either inadequate remedy at law or irreparable harm, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, specific performance, attorneys' fees, and costs. The Restrictive Covenants shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

f.
The Parties agree that if a court should decline to enforce any of the Restrictive Covenants, such affected provisions shall be deemed to be modified to restrict the competitive activity to the maximum extent in time, scope, and geography, which the court shall find enforceable.

g.
The Parties agree and stipulate that: (i) the Restrictive Covenants are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company; (ii) the consideration and Confidential Information provided by the Company to Employee is not illusory; and (iii) the Company would not have entered into this Agreement but for the agreement of Employee to be bound by the Restrictive Covenants.

h.
If it is determined by a court of competent jurisdiction in a final, non-appealable order that Employee has willfully and materially engaged in an activity in violation of Section 2.4 and/or 5.7 during or within one year after the end of the Employment Period, then Employee shall repay to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to any cash payments received by Employee pursuant to Sections 3.2 and 3.3.

5.8
Should Employee in any manner materially, whether directly or indirectly, fail to perform any covenant of Employee provided herein or otherwise materially breach this Agreement in any respect, the Company shall have no further or continuing obligation to perform any covenants of the Company for which this Agreement provides, including payment of any sums for which this Agreement provides. If, however, Employee’s Employment Period is extended beyond 31 December 2015 by mutual agreement pursuant to Section 2.2, Employee shall be entitled to payment of his bonus provided in Section 3.2(i) regardless of whether his continued employment is terminated for Cause during 2016.

VI. MISCELLANEOUS

6.1
Employee acknowledges that he has carefully read this Agreement and that he has had a reasonable opportunity to review its terms with legal counsel of his choice. Employee further acknowledges that the Agreement is written in easily understood language and that he understands its terms, and that he freely and voluntarily executes and agrees to the terms and provisions of this Agreement.

6.2
This Agreement constitutes and contains the entire Agreement and understanding between the Parties and completely supersedes any and all prior agreements or understandings, verbal or written, pertaining to the employment relationship between the Parties, the termination thereof, or the rights, remedies, duties or obligations arising therefrom. Any waiver, alteration, or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by the Company and Employee.

6.3	TO THE EXTENT PERMITTED BY LAW, THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED AND GOVERNED BY THE LAWS OF THE STATE OF

TEXAS, EXCEPT AS PREEMPTED BY FEDERAL LAW, AND EXCLUSIVE VENUE FOR ANY LEGAL PROCEEDINGS BROUGHT TO ENFORCE ITS PROVISIONS SHALL BE IN HARRIS COUNTY, TEXAS WHERE ONE OR MORE OF THE PARTIES' OBLIGATIONS CREATED HEREUNDER ARE PERFORMABLE.

6.4
Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

6.5
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument, but in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

6.6
The terms of this Agreement are and will remain confidential and Employee agrees not to discuss, publish or otherwise disclose or allow to be disclosed any of the terms hereof unless compelled or required to do so by a court or agency of competent jurisdiction. Employee also agrees to notify the Company in writing and in advance, of any forced disclosure(s) as set out in this paragraph.

6.7
By signing this Agreement, Employee acknowledges that additional facts may be discovered later relating to Employee's employment or otherwise, but that it is the intention of Employee to fully, finally, and forever settle and release all of Employee's matters, rights, claims, and any controversies whatsoever, known or unknown, which now exist or formerly have existed against the Company. Employee acknowledges that this Agreement shall be and will remain in effect as a full and complete general release of such matters, notwithstanding the discovery or existence of any additional or different facts unless such facts arise after the execution of this Agreement.

VII. AGE DISCRIMINATION

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sec. 626 et seq.) as amended, please be advised of the following:

7.1	Employee is advised to have the Agreement reviewed by an attorney by an independent attorney of Employee's choosing before executing the Agreement.

7.2
Employee is releasing all claims relating to Employee's termination under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act except rights or claims that may arise after the date Employee executes this Agreement.

7.3	Employee has a minimum of twenty-one (21) days from the date of receipt to review this Agreement and return it to the Company.

7.4    Employee may revoke this Agreement within seven (7) days of the execution thereof.

7.5
By executing this Agreement, Employee represents that Employee fully understands all provisions of the Agreement and understands the consequences of executing this Agreement and that Employee has entered into the Agreement knowingly and voluntarily.

EACH PARTY SIGNING THIS AGREEMENT ACKNOWLEDGES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL DIFFERENCES BETWEEN THE PARTIES ARISING OUT OF EMPLOYEE'S EMPLOYMENT RELATIONSHIP WITH THE COMPANY AND EMPLOYEE'S RESIGNATION/TERMINATION THEREFROM AS WELL AS EMPLOYEE'S SERVICES TO THE COMPANY IN ANY OTHER CAPACITY.

ENSCO plc

By:	/s/ John S. Knowlton		/s/ Jay W. Swent III
	John S. Knowlton		Jay W. Swent III
	Senior Vice President - Technical		Employee

Date:	13 November	2015	Date:	13 November	2015

STATE OF TEXAS
COUNTY OF HARRIS

BEFORE me on this _13th_ day of November_, 2015, personally appeared Jay W. Swent III to me known to be the same person described in and who executed the foregoing instrument, who acknowledged that he executed the same of his own free will and for the purposes and consideration set forth therein.

/s/ Julie Johnson
NOTARY PUBLIC
Name:	Julie Johnson
My commission expires:	July 9, 2016

EXHIBIT A

13 November 2015

Re:    Release

Dear Jay:

Pursuant to the Retirement Agreement between you and Ensco plc dated 13 November 2015 (the “Retirement Agreement”), this letter agreement sets forth a release of claims. Per the Retirement Agreement, your employment with Ensco plc is terminated effective today. If you execute this letter agreement below and do not revoke it, you will receive the consideration described in Sections 3.2 and 3.3 of the Retirement Agreement.

•
In exchange for receiving the consideration in Sections 3.2 and 3.3 of the Retirement Agreement, you agree to irrevocably and unconditionally release the Company (as defined in the Retirement Agreement) from any and all claims, (a) any claim for any wages, salary, compensation, vacation pay, paid leave or other remuneration of any kind; (b) any claim for additional or different compensation or benefits of any sort; (c) any claim of retaliation or discrimination on the basis of race, sex, religion, marital status, sexual preference, age, national origin, handicap or disability, veteran status, or special disabled veteran status; (d) any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Texas Commission on Human Rights and/or the Equal Employment Opportunity Commission, and any amendments to such statutes; (e) any and all state wage payment and unemployment laws; (f) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (g) any claim for personal injury or property damage; (h) any claim for defamation, invasion of privacy, negligence, breach of fiduciary duty, fraud or misrepresentation; (i) any claim arising under any anti-retaliation or whistleblower provisions of any state or federal law; (j) any claim based on any other federal and/or state laws and/or regulations related to and/or addressing employment and separation from employment; and (k) any claim based on any other statutory prohibition or any other tort. Notwithstanding any other provision of this Agreement, the Deed of Indemnity signed by you on 22 December 2009 shall continue in effect in all respects during your continued employment and for such period of time following the termination of employment as are established in section 15 of such Deed of Indemnity. Further, you will be entitled to the benefit of any insurance policies the Company maintains for the benefit of its officers and directors against all liabilities, claims, costs, charges and expenses incurred in connection with any action, suit or proceeding to which you may be made, or threatened to be made, a party, witness or other participant by reason of being an officer or employee of the Company.

•	You further agree that this Agreement specifically incorporates all Sections of the Retirement Agreement and that you continue to be obligated to follow those terms.

•
You may revoke this Agreement by notice to the Company, in writing, within seven (7) days of the date of its execution by you (the “Revocation Period”). You agree that you will not receive the consideration provided by in Sections 3.2 and 3.3 of the Retirement Agreement if you revoke this Agreement. You also acknowledge and agree that if the Company has not received from you notice of your revocation of this Agreement prior to the expiration of the Revocation Period, you will have forever waived your right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

By executing this letter agreement, you acknowledge that (a) you have had at least twenty-one (21) days to consider the terms of this Agreement and have considered its terms for that period of time or have knowingly and voluntarily waived your right to do so; (b) you have been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement; (d) you have read this Agreement and fully understand its terms and their import; (e) except as provided by this Agreement, you have no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) you are entering into this Agreement voluntarily, of your own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
We at the Company wish you the best in your future endeavors.

Sincerely,

Ensco plc
By:	/s/ John S. Knowlton
Name:	John S. Knowlton
Title:	Senior Vice President - Technical

AGREED:

13 November 2015	/s/ Jay W. Swent III
Date	Jay W. Swent III

NOTICE
(Notice of Waiver of Rights)

PLEASE READ THIS NOTICE AND THE ACCOMPANYING RETIREMENT AGREEMENT CAREFULLY. BE ADVISED THAT THE RETIREMENT AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS YOU MAY HAVE AGAINST ENSCO PLC ("Ensco" or the "Company").

Pursuant to the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, Ensco hereby advises you of the following:

1.	You are advised to have the attached Agreement reviewed by an independent attorney of your choosing before executing the Agreement.

2.
If you sign the attached Agreement, you will be releasing all claims relating to, and arising from, your association with Ensco, including claims, if any, under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, each as they may have been amended as of the date of the Agreement, except that you will not waive rights or claims that may arise after the date you execute the Agreement.

3.	You have twenty-one (21) days from the date of receipt to review the attached Agreement, execute the same, and return it to the Company.

4.
If you sign the attached Agreement, you may revoke your agreement to the terms of the Agreement within seven (7) days following its execution by you. The Agreement will not become effective until after the seven (7) days have expired.

5.
If you do not return the Agreement, executed where indicated, within twenty-one (21) days or if you revoke the Agreement during the seven (7)-day revocation period, there will be no "agreement," and you will receive nothing from the Company.

6.
By executing the attached Agreement, you represent that you fully understand all provisions of this Notice and the attached Agreement and that you understand the consequences of executing the same and that you have entered into the Agreement knowingly and voluntarily.